FOR IMMEDIATE RELEASE
February 11, 2010

OLD POINT FINANCIAL CORPORATION QUARTERLY
DIVIDEND PAYMENT ANNOUNCED

Hampton, VA  Old Point Financial Corporation (Nasdaq "OPOF") has declared a quarterly dividend of $0.10 per share of common capital stock to be paid on March 31, 2010, to shareholders of record as of the close of business on February 26, 2010.

Old Point Financial Corporation, (Nasdaq:  "OPOF",) with $921 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 21 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286